UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WILSON HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Wilson Holdings, Inc.
8121 Bee Caves Rd.
Austin, TX 78746

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Wilson Holdings, Inc. to be held at 9:00 a.m., local time, on April 3, 2008 at 8121 Bee Caves Rd., Austin, Texas 78746.

The formal notice of the annual meeting and proxy statement are attached to this letter.  This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

Even if you are unable to attend the meeting in person, it is important that your shares be represented.  Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card.  You may revoke your proxy at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with the Secretary of the Company, or by voting in person at the meeting.

By order of the Board of Directors,

Clark N. Wilson
President, Chief Executive Officer and Secretary

Wilson Holdings, Inc.
8121 Bee Caves Road
Austin, TX 78746

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2008 annual meeting of shareholders of Wilson Holdings, Inc. (“Wilson Holdings” or the “Company”) will be held at 9:00 a.m., local time, on April 3, 2008 at 8121 Bee Caves Road, Austin, Texas 78746.  At the meeting, shareholders will act on the following matters:

1.	Election of five directors;

2.	Reincorporation of the Company in Texas;

3.	Amendment of the Company’s Certificate of Formation to change the name of the Company from Wilson Holdings to Green Builders, Inc.;

4.	Ratification of the appointment of PMB Helin Donovan, LLP as independent auditors for the Company for the fiscal year ending September 30, 2008; and

5.	Any other matters that properly come before the meeting or any postponements or adjournments thereof.

Holders of record of the Company’s common stock at the close of business on February 20, 2008 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.  A list of such shareholders will be available at the Company’s headquarters, 8121 Bee Caves Road, Austin, Texas 78746, for examination during normal business hours by any shareholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

Please date, sign and complete the enclosed proxy and return it without delay, even if you plan to attend the annual meeting, in the enclosed envelope, which requires no postage if mailed in the United States.

            By order of the Board of Directors,

            Clark N. Wilson
            Secretary

Austin, TX
March 5, 2008

Wilson Holdings, Inc.
8121 Bee Caves Road
Austin, TX 78746

PROXY STATEMENT

We are providing this proxy statement to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at the 2008 annual meeting of shareholders of Wilson Holdings, Inc. (“we,” “us,” or the “Company”) to be held on April 3, 2008, beginning at 9:00 a.m., local time, at 8121 Bee Caves Road, Austin, Texas 78746 and at any postponements or adjournments thereof.  This proxy statement and the enclosed proxy are first being mailed to the Company’s shareholders on or about February 20, 2008.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies.

Management expects that the only matters to be presented for action at the meeting will be (i) the election of directors, (ii) the reincorporation of the Company in Texas, (iii) the amendment of the Company’s Certificate of Formation to change the Company’s name to Green Builders, Inc. and (iv) the ratification of PMB Helin Donovan, LLP as independent auditors.

At the close of business on February 20, 2008, the record date for determining the shareholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 23,135,539 shares of the Company’s common stock, par value $0.001 per share.  Each share of common stock entitles the holder to one vote on all matters presented at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting, including the election of five directors, the reincorporation of the Company in Texas, the approval of the proposed amendment to the Company’s Certificate of Formation to change the Company’s name to Green Builders, Inc., and the ratification of PMB Helin Donovan, LLP as our independent auditors.  In addition, our management will respond to questions from shareholders.

Who is entitled to vote?

Only holders of record of the Company’s common stock at the close of business on the record date, February 20, 2008, are entitled to receive notice of and to vote at the meeting, or any postponements or adjournments of the meeting.  Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock of the Company issued and outstanding on the record date and entitled to vote at the annual meeting will constitute a quorum.  A quorum is required for business to be conducted at the meeting.  As of February 20, 2008, 23,135,539 shares of common stock of the Company were outstanding and entitled to vote.  If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered for purposes of determining the presence of a quorum at the annual meeting.  However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is treated the same as an abstention.  Broker non-votes, which are described below, will also be counted for purposes of determining the presence of a quorum at the annual meeting.

How do I vote?

Mark, sign and date each proxy card you receive and return it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card.  If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR proposals 1, 2, 3 and 4.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting.  Regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated, signed proxy card;

•	Delivering a written notice of revocation to Computershare, 250 Royall Street, Canton, Massachusetts, 02021; or

•	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the five persons nominated to serve as directors (see Proposal 1);

•	FOR the proposal to reincorporate the Company in Texas (see Proposal 2);

•	FOR the proposed amendment to the Company’s Certificate of Formation to change the Company’s name to Green Builders, Inc. (see Proposal 3); and

•	FOR ratification of the Audit Committee’s selection of PMB Helin Donovan, LLP as our independent auditors (see Proposal 4).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

A quorum is required in order to transact any business at the meeting.

•
Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of the nominees as directors. That is, the nominees receiving the greatest number of votes will be elected. A “WITHHELD” vote will not affect the election of the nominees as directors.

•
Other Proposals. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to (i) reincorporate the Company in Texas, (ii) amend the Company’s Certificate of Formation to change the Company’s name to Green Builders, Inc., and (iii) ratify PMB Helin Donovan, LLP as our independent auditors.

•
Effect of Withheld Votes and Abstentions. In the election of directors, you may withhold your vote. Withheld votes will have no effect on the outcome of the election. You may vote to “abstain” on each of the other three proposals. If you vote to “abstain” on a proposal, your shares will be counted as present at the meeting for purposes of that proposal and will have the same effect as a vote against that proposal.

•
Broker-dealers who hold their customer’s shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules typically include the election of directors and ratification of auditors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters. Broker non-votes, if any, will not be counted as votes cast on any proposal.

Who will count the vote?

The Secretary of the Company will count the votes and act as the inspector of election at the annual meeting.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of common stock that the Company’s stock transfer records indicate that you hold.  If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card.  To ensure that all your shares are voted, sign and return all proxy cards.  We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare, at (781) 575-4593.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the 2008 annual meeting other than the proposals described in this proxy statement.  If any other business is properly presented at the annual meeting, your proxy gives authority to Clark N. Wilson to vote on such matters at his discretion.

How much did this proxy solicitation cost?

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing, of this proxy statement, the proxy and any additional solicitation materials furnished to the shareholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees.  No additional compensation will be paid to these individuals for any such services.  Except as described above, we do not presently intend to solicit proxies other than by mail.

How can I submit a shareholder proposal for the 2009 annual meeting of shareholders?

To be considered for inclusion in our proxy statement and form of proxy for the 2008 annual meeting shareholder proposals must be received at our offices by November 6, 2008. Proposals must meet all of the requirements of the SEC and our Amended and Restated Bylaws to be eligible for inclusion in our 2008 proxy materials, and must be submitted in writing delivered or mailed to the Secretary, Wilson Holdings, Inc., 8121 Bee Caves Road, Austin, Texas 78746. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2009 annual meeting of shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

ELECTION OF DIRECTORS
(Proposal 1)

The Company’s Amended and Restated Bylaws allow for the Board of Directors to fix the number of directors, and the Company’s Board of Directors currently consists of five members.  All of the current members of the Board of Directors have been nominated for election to the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

Approval of the nominees requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of the nominees.  It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the five nominees listed below.  If for any reason any nominee should not be available for election or able to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may designate.  It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board of Directors recommends that shareholders vote “FOR” the election of the five persons nominated to serve as directors.

The following table sets forth, for each nominee for election as a director, his name, title, age and the year in which he first became a director of the Company.  The nominees have furnished the information set forth below and elsewhere in this proxy statement concerning them and their security holdings to the Company.

Name	Title	Age	Began Service

Clark N. Wilson	Director and Chairman	51	2005
Victor Ayad	Director	50	2007
Jay Gouline	Director	55	2006
Sidney Christopher Ney	Director	40	2005
Barry Williamson	Director	50	2005

Clark N. Wilson has served as the Chairman of the Board and as our President and Chief Executive Officer since October 2005. Beginning in 2002, Mr. Wilson served as a principal in Athena Equity Partners-Hays, L.P., a Texas limited partnership that specialized in commercial real estate investments, which merged with Wilson Family Communities, Inc. in May 2005. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry. Mr. Wilson also currently sits on the board of directors of Tejas Incorporated, the public parent company of Tejas Securities Group, Inc., a full-service brokerage and investment-banking firm headquartered in Austin.

Victor Ayad has served as a director of our company since June 2007.  Mr. Ayad has been a self-employed management consultant for acquisition and investment banking matters since 2004. Mr. Ayad was also the President of Green Builders, Inc. until its acquisition by the Company in June 2007. From 1991 to 2004, Mr. Ayad served as the co-founder and managing partner of Eastbridge Partners LP (formerly Asset Recovery Fund, Inc.), a privately-held real estate investment company specializing in distressed and turnaround assets.

Jay Gouline has served as a director of our company since March 2006. Since 1982, Mr. Gouline has served as the Managing Member of Mayfield Associates, LLC, and the President of the General Partner of its predecessor in interest, Mayfield Associates Limited Partnership, a private company engaged in real estate acquisition, development and property management activities.  From 1982 until 2007, Mr. Gouline also served as President of Springlake Corporation, a private company engaged in real estate acquisition, development and property management activities. Since 1991, Mr. Gouline also has served as an instructor at the Edward Saint John School of Real Estate at Johns Hopkins University. From September 1985 to May 1991, Mr. Gouline served as an instructor at the University of Maryland, University College. Mr. Gouline holds a B.A. in Economics and Political Science from Lake Forest College and an MBA with majors in Finance and Accounting from the University of Chicago.

Sidney Christopher Ney has served as a director of our company since October 2005. Since 1998, Mr. Ney has served as the founder and Chief Executive Officer of CoreTrac, Inc., a software company specializing in the financial industry. Mr. Ney is also a registered representative at Century Securities and a registered broker-dealer. Prior to founding CoreTrac, from 1990 to 1998, Mr. Ney worked for several broker-dealers, focusing on both investment banking and brokerage activities. Mr. Ney is a graduate of Texas A&M University.

Barry A. Williamson has served as a director of our company since October 2005. Mr. Williamson has been an attorney in private practice since 1999 and represents clients in matters involving energy, utilities, telecommunication, transportation, environment, deregulation, and advanced technology. From 1993 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, including as its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the administration of President Ronald Reagan as a principal advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush as the Director of the Minerals Management Service in the U.S. Department of the Interior. Mr. Williamson currently serves as Chairman of the Board of SPACEHAB, Inc., a publicly traded commercial and government space services company, and on the board of Tejas Incorporated. Mr. Williamson holds a B.A. in Political Science from the University of Arkansas and a J.D. from the University of Arkansas Law School.

CORPORATE GOVERNANCE

On an annual basis each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any executive officer of the Company.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Wilson Holdings, Inc.
c/o Corporate Secretary
8121 Bee Caves Road
Austin, Texas  78746

Any such communication must contain (i) a representation that the shareholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the Company’s books, of the shareholder sending such communication, and (iii) the class and number of shares of Wilson Holdings, Inc. common stock that are beneficially owned by such shareholder.

The Board has instructed the Corporate Secretary Counsel to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary and not forwarded to the Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The code is intended to comply with Item 406 of Regulation S-B of the Securities Exchange Act of 1934. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Investor Relations” tab of our “Corporate” page. Our Internet website address is http://www.wilsonholdings.net.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings

The Board of Directors conducts its business through meetings and through its committees.  The Board of Directors consisted of four directors at the start of 2007 and one director was added in June 2007.

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, applicable committee and shareholders’ meetings.  The Board of Directors met eight times during fiscal 2007.  During fiscal 2007, each director attended or participated in at least 75% of the aggregate of the meetings held by our Board of Directors and each committee of the Board of Directors on which he or she served during the period for which he or she served.  One member of our Board of Directors, Clark N. Wilson, is an employee of Wilson Family Communities, Inc., our wholly-owned subsidiary.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with best practice, all the committees are comprised solely of non-employee, independent directors.  The charter of each committee is available in print to any shareholder who requests it. The table below shows current membership of each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jay Gouline*	Barry Williamson*	Sidney Christopher Ney*
Sidney Christopher Ney	Sidney Christopher Ney	Barry Williamson
Barry Williamson
* Denotes Committee Chairman

Audit Committee

Audit Committee.  Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing any earning announcements and other public announcements regarding our results of operations in collaboration with our management and independent auditors; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Our Audit Committee is comprised of Messrs. Gouline, Ney and Williamson. Mr. Gouline serves as Chairman of the Audit Committee. Our Board of Directors has determined that all members of the Audit Committee are independent under the rules of the Securities and Exchange Commission. The Board further has determined that Mr. Gouline qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

Compensation Committee.  Our Compensation Committee assists our Board of Directors in determining the compensation of our directors, officers and other key employees. Specific responsibilities include:

•	approving the compensation and benefits of our executive officers and other key employees;

•	reviewing the performance objectives and actual performance of our executive officers and other key employees;

•	administering our stock option and other equity compensation plans; and

•
reviewing and discussing with management the compensation discussion and analysis that the Securities and Exchange Commission requires in registration statements, annual reports on Form 10-K and proxy statements that are filed with the Securities and Exchange Commission.

Our Compensation Committee is comprised of Messrs. Williamson and Ney. Mr. Williamson serves as Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee assists the board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•
evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our Board committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors; and

•	evaluating and recommending candidates for election to our Board of Directors.

Our Nominating and Corporate Governance Committee is comprised of Messrs. Ney and Williamson. Mr. Ney serves as chairman of our Nominating and Corporate Governance Committee.

Nominations for Directors

Identifying Candidates

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The committee considers recommendations of potential candidates from current directors, management and shareholders. Shareholders’ nominations for directors must be made in writing and be addressed to the Chairman of the Nominating Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than November 6, 2008 in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominating Committee
Wilson Holdings, Inc.
c/o Corporate Secretary
8121 Bee Caves Road
Austin, Texas  78746

Any such shareholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a shareholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the shareholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the shareholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such shareholder; (iv) any material interest of the shareholder in such recommendation; and (v) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as proponent of a shareholder proposal. Assuming that a shareholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a shareholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Independent Director Meetings

The independent members of our Board of Directors meet in conjunction with each regularly scheduled meeting of our Board of Directors and other sessions may be called at the request of the independent directors.

Attendance at Annual Meetings

The Company does not have a policy regarding the attendance of Board members at annual meetings.  The Company’s stockholders acted by written consent in lieu of a meeting of stockholders for the 2007 annual meeting.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are past or present employees or officers of the Company or any of our subsidiaries. No member of our Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serve on our board or our compensation committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2007 audited financial statements:

Management is responsible for Wilson Holdings Inc.’s internal controls and the financial reporting process.  The independent auditors are responsible for performing an independent audit of Wilson Holdings, Inc.’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with management regarding the audited financials statements.  Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

We have discussed with the Company’s independent auditors, PMB Helin Donovan, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PMB Helin Donovan, LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s annual report on Form 10-KSB for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Jay Gouline (Chair)
Sidney Christopher Ney
Barry Williamson

EXECUTIVE OFFICERS OF THE COMPANY

Clark N. Wilson.  See Mr. Wilson’s biography above.

Cindy Hammes has served as our Vice President of Finance since January 2008.  From May 2007 to January 2008, she served as Controller of Wilson Holdings, Inc.  From July 2006 to May 2007, Ms. Hammes served as Controller for Andrew Harper Travel, a privately-held luxury travel services company.  From November 2003 to May 2006, Ms. Hammes served in various capacities at Capital Pacific Homes, a privately-held national homebuilding company, including as Controller/Division CFO and Senior Financial Analyst.  From August 2001 to November 2003, Ms. Hammes served in various capacities at Deloitte and Touche, LLP, including as a Senior Auditor.  Ms. Hammes is a Certified Public Accountant and holds a B.S. in Finance and Accounting from Kansas State University.

David Goodrum has served as our Vice President of Land Development since October 2005 and served in the same capacity at Wilson Family Communities. From 2003 to 2005, Mr. Goodrum was a partner and General Manager of Operations, Sales and Marketing for HBH SYSTEMS, a company which provides liquid petroleum gas to residential subdivisions with contracts in Dallas, Waco and Austin, Texas. From 1998 to 2002, Mr. Goodrum served as General Manager of the El Paso County Water Authority, prior to which he served as Contracts Manager for Eco Resources, Inc. from 1994 to 1998. Mr. Goodrum also has worked as a project engineer for Warner Engineering in Palm Desert, California from 1988 to 1994, and as a civil designer with Murfee Engineering Co. in Austin from 1984 to 1988. Mr. Goodrum is a graduate of Texas State Technical Institute.

EXECUTIVE COMPENSATION

Summary Compensation Table

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Clark N. Wilson,	2007	203,138	–	–	–	–	–	1,061	204,199
Chairman, President	2006	240,000	–	–	–	–	–	4,275	244,275
& CEO	2005	100,000	–	–	27,590	–	–	–	127,590

David Goodrum,	2007	93,750	–	–	90,000	–	–	–	183,750
Director of Land	2006	102,500	–	–	5,250	–	–	6,000	113,750
Development	2005	42,822	–	–	28,029	–	–	–	70,851

Mark Gram	2007	60,000	–	–	45,000	–		–	105,000
Former Senior VP	2006	80,000	–	–	–	–	–	16,459	96,459
of Marketing (4)	2005	63,126	–	–	27,814	–	–	–	90,940

Bob Antle,	2007	26,667	–	–	–	–	–	80,000(6)	106,667
Former VP of	2006	146,667	–	–	23,250	–	–	–	322,167
Homebuilding (3)	2005	–	–	–	–	–	–	–	–

Arun Khurana,	2007	168,750	–	–	675,000	–		–	843,750
Former COO	2006	93,750	–	–	94,500	–	–	96,000(5)	199,200
& CFO (5)	2005	–	–	–	–	–	–	–	–
(
(1)	All amounts listed for 2007 are for the fiscal year beginning January 1, 2007 and ended September 30, 2007.
(2)	Amounts calculated pursuant to SFAS 123R.
(3)	Mr. Antle served as our non-executive Vice President of Homebuilding and Homebuilding Services in 2006. Mr. Antle ceased his employment with us in February 2007.
(4)	Mr. Gram served as Senior Vice President of Marketing until January 2008.
(5)	Mr. Khurana is a partner in Izon Consulting LLC. Prior to joining Wilson as an employee, Mr. Khurana performed services as a consultant to us. The amounts reflect the total amount paid by us prior to Mr. Khurana joining us as an employee. Mr. Khurana ceased his employment with us in December 2007 and now serves as a consultant to us.
(6)	Amounts paid to Mr. Antle as compensation for consulting services.

Outstanding Equity Awards at 2007 Fiscal Year-End

Option Awards							Stock Awards

Name	Number of Securities Underlying Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Clark N. Wilson	100,000	–	–	$2.00	5/28/2015	53,333	–	–	–
David Goodrum	100,000	–	–	$2.00	8/29/2015	58,333	–	–	–
	50,000	–	–	$2.26	7/12/2016	38,344	–	–	–
	50,000	–	–	$3.25	5/17/2017	50,000	–	–	–
Mark Gram	100,000	–	–	$2.00	5/28/2015	53,333	–	–	–
	25,000	–	–	$3.25	5/17/2017	25,000	–	–	–
Bob Antle	–	–	–	–	–	–	–	–	–
Arun Khurana	125,000	–	–	$2.26	7/10/2016	–	–	–	–
	250,000	–	–	$3.25	5/17/2017	–	–	–	–
	125,000	–	–	$3.25	5/17/2017	–	–	–	–

Clark N. Wilson.  All outstanding options can be exercised.  46,667 options were vested as of September 30, 2007.
David Goodrum. 100,000 shares granted August 30, 2005, 41,666 shares were vested as of September 30, 2007.  50,000 shares granted July 13, 2006, 11,666 of which were vested as of September 30, 2007.  50,000 shares granted May 18, 2007, none of which were vested as of September 30, 2007.
Mark Gram.  All outstanding options can be exercised.  100,000 shares granted on May 29, 2005, 46,667 shares were vested on September 30, 2007.  25,000 shares granted May 18, 2007, none of which were vested as of September 30, 2007.
Arun Khurana.  All outstanding options can be exercised and are fully vested as of December 31, 2007.

Board of Director Compensation

Director Compensation

As the only director on our Board of Directors who also is an employee of our company, Mr. Clark Wilson does not receive any additional compensation for his service as a member of our Board of Directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at Board and committee meetings. Our non-employee directors each received an option to purchase 20,000 shares of common stock upon joining our Board.  In addition, in fiscal 2007 our non-employee directors received an annual retainer of $18,750 rather than $25,000 due to the change in our fiscal year, and an option to purchase 20,000 shares of common stock.  In 2007, two of our non-employee directors, Messrs. Ney and Williamson, received an additional grant of 100,000 for their service on the Board of Directors in 2005 that was not paid at that time.  Audit committee members receive additional compensation equal to $5,000 per year and compensation committee members receive additional compensation equal to $3,000 per year.

Director Compensation - 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Victor Ayad	6,250	–	48,800	–	–	–	55,050

Jay Gouline	21,250	–	24,400	–	–	–	43,150

Sidney Christopher Ney	22,750	–	182,400	–	–	–	201,150

Barry Williamson	22,750	–	182,400	–	–	–	201,150

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee of our Board of Directors serves or has served as an officer or employee of Wilson Holdings.

Reincorporation of the Company in Texas
(Proposal 2)

On February 11, 2008, the Board approved the proposal (the “Reincorporation Proposal”) to change the Company’s state of incorporation from Nevada to Texas.  The Company believes that it would be in the best interests of the Company's stockholders for the Company to become incorporated under the laws of the State of Texas. The Reincorporation Proposal is subject to the approval of the stockholders. All references to the Reincorporation Proposal and the Reincorporation (as hereinafter defined) are qualified by and subject to the more complete information set forth in the Plan of Conversion and Certificate of Formation referenced below. The following discussion summarizes certain aspects of the Reincorporation Proposal and Conversion.

Summary of the Reincorporation Proposal

If the Reincorporation Proposal is approved by the stockholders, the Reincorporation Proposal will be effected by converting (the “Reincorporation”) the Company into a company incorporated in Texas (the “Texas Company”), pursuant to the terms more particularly described in the Plan of Conversion (the “Plan of Conversion”), a copy of which is attached as Exhibit A.  A copy of the Certificate of Formation of the Texas Company (the “Texas Certificate”) is attached as Exhibit B.  The Texas Company has not engaged in any business, and will not engage in any business prior to the Reincorporation. Upon completion of the Reincorporation, the Company will convert into the Texas Company, and the Texas Company will own all of the Company's assets and will assume the Company’s liabilities. Further, each outstanding share of the Company's Common Stock will automatically convert into one share of common stock, par value $.001 per share, of the Texas Company (the “Texas Company Common Stock”). Such conversion of shares will not result in any change in the present ownership of shares of stock of the Company. The Company's employee benefit plans will not be changed in any material respect by the Reincorporation. Outstanding options to purchase the Company's Common Stock will automatically be converted into options to purchase the Texas Company Common Stock. Options and warrants exercisable into the Company's Common Stock will be automatically adjusted so that such options and warrants will be exercisable into the same number of shares of Texas Company Common Stock upon the same terms and conditions as in effect immediately prior to the Effective Date (as hereinafter defined). Following the Reincorporation, previously outstanding Company Common Stock certificates may be delivered in effecting sales, through a broker or otherwise, of shares of the Texas Company Common Stock. The Texas Company Common Stock will continue to be traded on the American Stock Exchange (“AMEX”) under the symbol WIH unless and until the Name Change (as described in Proposal 3 below) has been effected.

Exchange of Certificates

Following the Effective Date, certificates representing shares of the Company's Common Stock will be deemed to represent an equal number of shares of the Texas Company Common Stock. IT WILL NOT BE NECESSARY FOR THE HOLDERS OF THE COMPANY'S COMMON STOCK TO SURRENDER THEIR CERTIFICATES FOR NEW CERTIFICATES REPRESENTING TEXAS COMPANY COMMON STOCK. The Texas Company Common Stock is expected to be listed on the AMEX, as a successor to the Company's Common Stock. AMEX will consider the existing stock certificates as constituting “good delivery” in transactions subsequent to the Conversion.

Under Nevada law, the Company's Board must adopt the Reincorporation Proposal and recommend it to the stockholders, and the Reincorporation Proposal must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock. The Company's Board has unanimously adopted the Reincorporation Proposal and recommends the Reincorporation Proposal to the stockholders. If approved by the stockholders, it is anticipated the Reincorporation Proposal will become effective as soon as practicable (the “Effective Date”) following the Annual Meeting. However, either the Board of the Company or the Texas Company may abandon the Reincorporation either before or after stockholder approval has been obtained.

At the Effective Date of the Reincorporation Proposal, the Company will be governed by the Texas Business Organizations Code, as amended (“TBOC”), the Texas Certificate and the new bylaws (the “Texas Bylaws”). With certain exceptions, the TBOC is substantially similar to the Nevada Private Corporation Law of the Nevada Revised Statutes (“Nevada PCL”). Material differences in stockholder rights and the powers of management under the TBOC and the Nevada PCL are discussed below under “Certain Changes in the Rights of Stockholders.” Except for the imposition of changes required to conform to applicable Texas law, the Texas Certificate and Texas Bylaws (collectively “Texas Charter Documents”) will be substantially similar to the Company's existing articles of incorporation (the “Nevada Articles”) and the Company's existing bylaws (the “Nevada Bylaws”) (collectively, the “Nevada Charter Documents”).

The Reincorporation Proposal will effect only a change in the legal domicile of the Company as well as certain other changes of a legal nature, certain of which are described in this proxy statement. The Reincorporation Proposal will NOT result in any material change in the name, business, management, fiscal year, assets, liabilities (except to the extent of legal and other costs of effecting the reincorporation), financial position of the Company, location of the principal facilities of the Company, or in the persons who constitute the Board. Prior to the Effective Date of the Reincorporation, the Company will obtain any requisite consents to the Reincorporation from parties with whom it may have material contractual arrangements (the “Material Agreements”). As a result, the Company's rights and obligations under such Material Agreements will continue and be assumed by the Texas Company.

Securities Act Consequences

After the Effective Date of the Reincorporation, the Texas Company will be a publicly held company, the Texas Company Common Stock is expected to be quoted on AMEX, and will have the same periodic reporting obligations and make the same information available to its stockholders as the Company has in the past. The shares of the Texas Company to be issued in exchange for shares of the Company are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon an exemption with respect to a conversion which has as its sole purpose a change in the domicile of the corporation. Stockholders whose stock in the Company is freely tradable before the Reincorporation will own freely tradable shares of the Texas Company. Stockholders holding restricted securities of the Texas Company will be subject to the same restrictions on transfer as those to which their present shares of stock in the Company are subject. For purposes of computing compliance with the holding period of Rule 144 under the Securities Act, the stockholders will be deemed to have acquired their shares in the Texas Company on the date they acquired their shares in the Company. In summary, the Texas Company and its stockholders will be in the same respective position under the Federal securities laws after the Effective Date of the Reincorporation Proposal as were the Company and its stockholders prior to the Reincorporation Proposal.

Principal Reasons for the Proposed Reincorporation

Conform Legal Residence to Principal Place of Business.  The primary reason to approve the Reincorporation Proposal is to conform the Company's legal residence to its principal place of business. Also, the Board believes that having the Company's legal residence in Texas may have certain advantages. For example, it could enable the Company to have a more significant voice in the legislative process with respect to corporate and other Texas laws directly affecting it. This opportunity can be important as corporations are substantially affected by changes in the legal and financial environment in which they operate and by the variety of legislative and other governmental actions that may be taken in response to such changes.

Decreased Expenditures for Legal and Corporate Matters. In addition, the move to the state in which the Company's principal place of business is situated will reduce legal costs incurred by the Company. For example, a corporation's state of incorporation is likely to be a litigation forum from time to time, and litigation at a distance from the Company's principal offices can result in significant inconveniences and added expenses to the Company. In addition, the legal fees associated with general corporate matters should decrease because the Company's primary legal counsel is located in the State of Texas. This will allow the Company to dispense with the hiring of additional Nevada counsel to review its corporate transactions from time to time. Furthermore, the logistics of state filings will be simplified, and the costs related to such filings will be reduced.

Suitability of the TBOC to Needs of the Company.  The Board believes that the TBOC will meet the Company's business needs. The TBOC is a comprehensive, modern and flexible statute. For the most part, it provides the flexibility in the management of a corporation and in the conduct of various business transactions that is characteristic of the Nevada PCL.

Maintain Ability to Attract and Retain Qualified Directors.  The TBOC, like the Nevada PCL, permits a corporation to include a provision in its certificate of incorporation that reduces or limits the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The increasing frequency of claims and litigation directed against directors and officers has greatly expanded the risks facing directors and officers of corporations in exercising their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. It is the Company's desire to limit these risks to its directors and officers and to limit situations in which monetary damages can be recovered against directors so that the Company may continue to attract and retain qualified directors who otherwise might be unwilling to serve because of the risks involved.

Franchise Tax Issues. Texas imposes an entity-level tax on the portion of income apportioned to Texas.  Under this tax, the Texas Company will be subject to tax at a maximum effective rate of 1.0% of its gross income apportioned to Texas.  Nevada does not impose a corporate franchise tax.  However, because the Company's principal place of business and headquarters are presently located in Texas, the Company is already subject to the Texas franchise tax. The Board does not believe the Company will incur any additional franchise taxes as a result of the Reincorporation Proposal.

Federal Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences that are applicable to U.S. holders (as defined below) of Company Common Stock if the Reincorporation Proposal is approved and effected.  It is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change, including changes with retroactive effect.  This discussion does not address all the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules.

For purposes of this discussion, the term U.S. holder means a beneficial owner of common stock that is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S. or any of its political subdivisions;

•
a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has validly elected under applicable U.S. treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the U.S. federal income tax consequences to each partner generally will depend on the status of the partner and the activities of the partnership and the partner.  Partners holding common stock and partners in such partnerships are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the reincorporation.

The tax consequences to holders of options to acquire Company Common Stock are also not discussed herein.  In addition, the following discussion does not address the tax consequences of transactions effected prior to or after the Reincorporation (whether or not such transactions are in connection with the Reincorporation).

The Reincorporation is intended to be a tax free reorganization under Section 368(a)(1)(F) of the Code. Assuming the Reincorporation qualifies as a tax free reorganization, no gain or loss will be recognized by the holders of the Company’s Common Stock upon the receipt of Texas Company Common Stock pursuant to the transaction. No gain or loss will be recognized by the Company and, likewise, no gain or loss will be recognized by the Texas Company as a result of the Reincorporation. Each former holder of the Company's Common Stock will have the same basis in the Texas Common Stock as such holder has in the Company's Common Stock for shares held on the Effective Date of the Reincorporation. Each stockholder’s holding period with respect to the Texas Common Stock will include the period during which such holder held the corresponding Company Common Stock surrendered in exchange therefor, provided the latter is held as a capital asset on the Effective Date of the Reincorporation.

Although the Company believes that the foregoing summary describes the material federal income tax consequences of the Reincorporation Proposal, there can be no assurance that the actual tax consequences will not be different. Stockholders should be advised that the Company has not obtained, and does not intend to request, either a ruling from the Internal Revenue Service or an opinion of counsel regarding any such tax consequences of the Reincorporation or any related transaction. Furthermore, the foregoing is only a summary of the federal income tax consequences of the Reincorporation and does not deal with state, local or foreign tax considerations or the tax consequences that may be relevant to particular stockholders, including but not limited to stockholders who are dealers in securities; persons who are not U.S. holders; expatriates; stockholders who acquired the Company's Common Stock upon the exercise of stock options or in other employment related or compensatory transactions; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; financial institutions; persons that have a functional currency other than the United States dollar; holders of Company Common Stock as part of a hedge, straddle or conversion transaction; or persons that do not hold Company Common Stock as a capital asset at the time the Reincorporation is approved.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION UNDER ALL APPLICABLE TAX LAWS, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

No Right to Dissent

Under Section 92A.390 of the Nevada PCL, the holders of the Company's Common Stock do not have the right to dissent from the Reincorporation Proposal because such shares are listed on the AMEX.

Effect on Stock Price

The Company does not know of any reason why implementation of the Reincorporation Proposal and the conversion of shares of the Company's Common Stock into shares of the Texas Company Common Stock would cause the market value of the Texas Company Common Stock following the Effective Date of the Reincorporation Proposal to be different from the present market value of the outstanding shares of the Company's Common Stock

Authorized Shares of Common and Preferred Stock

The Nevada Articles currently authorize the Company to issue up to 100,000,000 shares of Nevada Common Stock, par value $0.001 per share and 10,000,000 shares of “blank check” preferred stock, $0.001 par value (the “Nevada Preferred Stock”). There are currently no shares of the Nevada Preferred Stock outstanding.  The Texas Certificate provides that the Company is authorized to issue 100,000,000 shares of Texas Common Stock, par value $0.001 per share and 10,000,000 shares of blank check preferred stock, par value $.001 per share.

Both the Nevada Articles and the Texas Certificate provide that the Board of the Company is entitled to determine the powers, preferences and rights and the qualifications, limitations or restrictions, of the authorized and unissued preferred stock. Although they have no present intention of doing so, the Board of Directors of the Texas Company, without stockholder approval, could authorize the issuance of preferred stock in the future upon terms or with any rights, preferences and privileges which could have the effect of delaying or preventing a change in control of either company or modifying the effective rights of holders of either company's common stock under applicable Texas law. The Board of Directors could also utilize such shares for further financings, possible acquisitions and other uses.

Certain Changes in the Rights of Stockholders

The Company is incorporated under the laws of the State of Nevada, and the Texas Company is incorporated under the laws of the State of Texas. The Company's stockholders, whose rights as stockholders are currently governed by Nevada law and the Nevada Charter Documents, will become, upon consummation of the Reincorporation, stockholders of the Texas Company whose rights will be governed by Texas law and the Texas Charter Documents. The following summary does not purport to be a complete statement of the rights of the Company's stockholders nor a complete description of all differences under applicable Nevada law and the Nevada Charter Documents as compared with the rights of the Texas stockholders under applicable Texas law and the Texas Charter Documents and is qualified in its entirety by the TBOC and the Nevada PCL to which stockholders are referred. Generally, the provisions of the Texas Charter Documents are similar to those of the Nevada Charter Documents in most respects.

Charter Amendments

Under Texas law, an amendment to the articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless a different amount, not less than a majority, is specified in the certificate of formation.  Nevada law provides that amendments to the articles of incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the articles of incorporation provide for a greater number. Neither state requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation's charter documents grant such power to its board of directors. The holders of the outstanding shares of a particular class are entitled to vote as a class on a proposed amendment if the amendment would alter or change the power, preferences or special rights of one or more series of any class so to affect them adversely.  The Nevada Articles do not amend the statutory voting requirements for charter amendments.  The Texas Certificate may only be amended by holders of a majority of the outstanding shares of the company.

Bylaw Amendments

Nevada law provides that subject to the bylaws, if any, adopted by the stockholders, the board of directors may dictate the bylaws of the company. Texas law provides that the power to adopt, amend or repeal the bylaws may be reserved exclusively to the board of directors. The Nevada Articles and the Texas Certificate reserve the power to adopt, amend or repeal the bylaws to the board of directors.

Stockholder Vote for Mergers and Other Corporate Reorganizations

Under Texas law, stockholders have the right (subject to certain narrow exceptions) to vote on all mergers to which the corporation is a party. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such transactions.  Unless the certificate of formation provides otherwise, approval of the holders of at least two-thirds of all outstanding shares entitled to vote is required by Texas law to approve a merger in most cases. Unless the certificate of formation provides otherwise, the approval of the stockholders of the corporation in a merger is not required under Texas law if: (i)  the corporation is the sole surviving corporation in the merger; (ii)  the certificate of formation of the corporation following the merger will notdiffer from the corporation's certificate of formation before the merger; (iii)  immediately after the effective date of the merger, each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights; (iv)  the sum of the voting power of the number of voting shares outstanding immediately after the merger and the voting power of securities that may be acquired on the conversion or exercise of securities issued under the merger does not exceed by more than 20 percent the voting power of the total number of voting shares of the corporation that are outstanding immediately before the merger;  and (5) the sum of the number of participating shares that are outstanding immediately after the merger and the number of participating shares that may be acquired on the conversion or exercise of securities issued under the merger does not exceed by more than 20 percent the total number of participating shares of the corporation that are outstanding immediately before the merger.

Unless the articles of incorporation provide otherwise, Nevada law requires the approval of the holders of a majority of shares (except for parent-subsidiary mergers in which the parent owns at least 90% of the subsidiary) to effect a merger. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such transactions. In addition, the approval of the stockholders of the surviving corporation is not required if: (i) the articles of the surviving corporation do not change; (ii) each stockholder of the surviving corporation holds the same number of shares with the same rights before and after the merger; (iii) the voting power of the shares outstanding after the merger plus the voting power of the shares issuable as a result of the merger does not exceed the voting power of the shares outstanding prior to the merger by more than 20%; and (iv) the number of participating shares outstanding after the merger plus the participating shares issuable as a result of the merger does not exceed the number of participating shares outstanding prior to the merger by more than 20%. Neither the Texas Certificate nor the Nevada Articles alter these provisions.

Business Combinations With Affiliated Stockholders

Both Nevada and Texas law limit the ability of corporations to enter into business combinations with affiliated stockholders and other affiliated parties within the three year period following the acquisition of shares by the affiliated stockholder.  Nevada and Texas law both provide narrow exceptions to this prohibition, and the exceptions in Nevada law are more narrow than those in Texas law.  Both Texas and Nevada allow corporations to opt out of being subject to state business combination laws in their formation documents.  The Nevada Company elected in the Nevada Articles to not be subject to Nevada business combination law, and the Texas Company will make the same election.

Sales, Leases, Exchanges or Other Dispositions

The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture, unless otherwise provided in the articles of incorporation) of all, or substantially all, of the property and assets of a Texas corporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation. Under Nevada law, stockholder approval is required for a sale, lease or exchange of all property and assets of a Nevada corporation, and the approval of holders of only a majority of the outstanding shares of the corporation is required.  The Texas Certificate provides that any such sale, lease, exchange or other disposition may be approved by holders of a majority of the outstanding shares of the Texas Company entitled to vote on such matter.

Classified Board of Directors

Texas law permits any Texas corporation to classify its board of directors into as many as three classes with staggered terms of office. Nevada law also permits corporations to classify boards of directors provided that at least one-fourth of the directors is elected annually. Neither the Nevada Articles nor the Texas Certificate provide for a staggered board.

Cumulative Voting

Cumulative voting for directors entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the number of directors to be elected and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to befilled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the Board of Directors where such stockholders would not be able to elect any directors without cumulative voting. Nevada and Texas law permits cumulative voting in the election of directors if the articles of incorporation or certificate of formation so provide as long as certain procedures are followed. Neither the Nevada Articles nor the Texas Certificate provides for cumulative voting.

Preemptive Rights

Under Nevada and Texas law, stockholders have no preemptive right to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, except to the extent that such rights are expressly provided in its articles of incorporation or the certificate of formation. Stockholders of the Company currently do not have, nor will they have, such rights as stockholders of the Texas Company.

Class Voting

Under Texas law, class voting is required in connection with certain amendments of a corporation's articles of incorporation, a merger or consolidation requiring stockholder approval if the plan of merger or consolidation contains any provision which, if contained in a proposed amendment to a corporation's articles of incorporation, would require class voting or certain sales of all or substantially all of the assets of a corporation. Under Nevada law, class voting is required in the case of an amendment to a corporation's articles of incorporation that adversely affects a class of shares and in the case of a merger that effects changes to stockholder rights that, if accomplished via an amendment to the articles of incorporation, would require a class vote.

Board Vacancies

Under Texas law, vacancies on the Board during the year may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by election at an annual or special meeting of the stockholders called for that purpose, provided, however, that the Board shall not fill more than two vacancies created by an increase in the number of directors per year. Any director appointed shall hold office for the unexpired term of his predecessor in office.  Nevada law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. Neither the Texas Certificate nor the Nevada Articles provide otherwise.

Removal of Directors

Under Texas law, the certificate of formation or bylaws may provide that holders of a number, but not less than a majority, of voting shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board with or without cause at a meeting called for that purpose, by a vote of the holders of a majority of the shares entitled to vote at an election of the director or directors.  If the certificate of formation entitles the holders of a class or series of shares or a group of classes or series of shares to elect one or more directors, only the holders of shares of that class, series, or group may vote on the removal of a director elected by the holders of shares of that class, series, or group.  Nevada law requires at least two-thirds of the voting shares or class entitled to vote at an election of directors to remove a director.  Furthermore, Nevada law does not make a distinction between removals for cause and removals without cause. The Texas Bylaws allow for the removal of directors by majority vote for cause (as defined in the Texas Bylaws).

Actions Written by Consent of Stockholders

Nevada law and Texas law each provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, Texas law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Right to Call Special Meetings of Stockholders

Under Texas law special meetings of stockholders may be called by (1) the president, the board of directors, or such other person or persons as may be authorized in the articles of incorporation or (2) the holders of a percentage of the number of shares entitled to vote as specified in the certificate of formation (not to exceed fifty percent), or if no such percentage is specified, holders of at least ten percent of the number of shares entitled to vote.  Nevada law provides that meetings of the stockholders may be called by the entire board, by any two directors or by the president of the corporation. The Nevada Bylaws require a majority of the entire board to call a special meeting.  The Texas Certificate provides that special meetings may be called by the president or a majority of the board of directors or by the holders of at least fifty percent of the number of shares entitled to vote at such meeting.

Stockholders’ Dissenters’ Rights

In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash equal to the fair market value of the stockholder's shares (as determined by agreement by the parties or by a court), in lieu of the consideration such stockholder would otherwise receive in any such transaction.

Under Texas law, appraisal rights are generally available for the shares of any class or series of stock of the Texas Company in a merger or consolidation, provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were (i) listed on a national securities exchange or a similar system; (ii) listed on the Nasdaq Stock Market or a successor quotation system; (iii) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor system; or (iv) held of record by at least 2,000 owners.   Even if the shares of any class or series of stock meet the requirements of clauses (i) through (iv) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation: (i) consideration that is different from (other than cash in lieu of fractional shares) the consideration to any other holder of shares of the same class or series; (ii) shares of stock of any other corporation other than shares that are, at the effective date of the merger or consolidation, either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD, or held of record by more than 2,000 stockholders. No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

Under Nevada law, a stockholder is entitled to dissent from and to obtain payment for the fair value of his shares in the event of either a consummation of a plan of merger or plan of exchange in which the corporation is a party or any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. As with Texas law, Nevada law provides an exception to dissenters' rights. Holders (i) of securities listed on a national securities exchange included on the national market system by the NASD or (ii) of securities held by 2,000 stockholders of record are not entitled to dissenters' rights unless the (i) articles of incorporation of the issuing corporation provide otherwise; or (ii) the stockholders are required under a plan of merger or exchange to accept anything but cash, ownership interests, or ownership interests and cash in lieu of fractional shares of: (a) the surviving or acquiring entity, or (b) another entity that, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the NASD, or held of record by at least 2,000 owners. The Company's Common Stock is presently listed on AMEX and the Texas Company Common Stock will be listed or authorized for listing upon official notice of issuance by AMEX, after the Effective Date.

Stockholder Inspection Rights

Texas law grants any person who has been a stockholder for at least six months immediately preceding his demand or who is the holder of at least 5% of all the outstanding shares of a corporation the right to inspect and to copy for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other records.

Nevada law also provides that any person who has been a stockholder of record of a corporation for at least six months immediately preceding his demand or any person who owns or has been authorized by the holders of at least 5% of all of its outstanding shares is entitled to inspect and copy the stock ledger.

Derivative Suits

Under Texas and Nevada law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stockholder acquired the stock thereafter by operation of law.

Dividends and Distributions

Nevada law prohibits distributions to stockholders when the distributions would (i) render the corporation unable to pay its debts as they become due in the usual course of business; and (ii) except as authorized in the corporation’s articles of incorporation, render the corporation's total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Texas law prohibits distributions if (i) after giving effect to the distribution, the corporation will be insolvent or (ii) the distribution exceeds the surplus of the corporation. Surplus is defined under Texas law as the excess of net assets over stated capital.  This limitation does not apply to distributions involving a purchase or redemption of shares to eliminate fractional shares, collect indebtedness, pay dissenting stockholders or redeem shares if net assets equal or exceed the proposed distribution. Nonetheless, the payment of dividends, if any, is still within the discretion of the Board of Directors of the Texas Company and will continue to depend upon the Texas Company's earnings, its capital requirements and financial condition, and other relevant factors.

Indemnification of Directors and Officers

Texas law and Nevada law have substantially similar provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents. If the Reincorporation Proposal is approved, the indemnification provisions of Texas law will not apply to any act or omission that occurs before the Effective Date. The following is a summary comparison of the indemnification provisions of Texas and Nevada law.

Scope

Under Texas law, a corporation is permitted to provide indemnification or advancement of expenses, in its certificate of formation or by a bylaw provision, agreement, security arrangement or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding.  However, if the person is found liable to the corporation, or if the person is found liable on the basis he received an improper personal benefit, indemnification under Texas law is limited in the reimbursement of reasonable expenses.  No indemnification will be available if the person is found liable for willful or intentional misconduct, breaching of the duty of loyalty to the corporation, or committing an act or omission not committed in good faith.

Under Nevada law, a corporation is permitted to provide indemnification or advancement of expenses, by a bylaw provision, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if he is not liable under Nevada law regarding the exercise of powers and performance of duties by directors (Nevada Revised Statutes 78.138) or if he otherwise acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and with respect to criminal matters, he had reasonable cause to believe his conduct was lawful.

The Nevada Charter Documents and the Texas Charter Documents make indemnification mandatory on the part of the Company or the Texas Company, as applicable, for its officers and directors to the fullest extent permitted by law.

Advancement of Expenses

Under Texas law, reasonable court costs and attorneys' fees incurred by a director who was, is, or is threatened to be made, a named defendant or respondent in a proceeding because the person is or was a director of such corporation may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives (i) a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Texas law and (ii) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements or indemnification for such expenses is precluded under Texas law.

Nevada law provides for the advancement of expenses to directors and officers for such proceedings upon receipt of a similar undertaking as to repayment. However, Nevada law does not require that such person give an affirmation regarding his conduct in order to receive an advance of expenses.

Procedure for Indemnification

Texas law provides that a determination that indemnification is appropriate under Texas law shall be made (i) by a majority vote of a quorum consisting of directors who are not party to the proceeding, (ii) if such a quorum cannot be obtained, by a special committee of the board of directors consisting of at least two directors not party to the proceeding, (iii) by special legal counsel, or (iv) by stockholder vote.

Similar to Texas law, Nevada law provides that a determination that indemnification is appropriate under Nevada law shall be made (i) by stockholder vote, (ii) by a majority vote of a quorum of directors who are not party to the proceeding, (iii) if such a quorum of directors so directs, by independent legal counsel, or (iv) if such a quorum of directors cannot be obtained, by independent legal counsel.

Mandatory Indemnification

Under Texas law, indemnification by the corporation is mandatory only if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. Nevada law requires indemnification with respect to any claim, issue or matter on which the director is successful on the merits or otherwise, in the defense of the proceeding.

Insurance

Texas law and Nevada law both allow a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. In addition, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement.

Standard of Care

The standard of care required under Texas and Nevada law is substantially the same. In general, directors are charged with the duty in their decision-making process and oversight responsibilities to act as would a reasonably prudent person in the conduct of such person's own affairs.

Stockholder Reports

Texas law requires a report to the stockholders upon indemnification or advancement of expenses. Nevada law does not have a similar reporting requirement.

Limited Liability of Directors

Texas law permits a corporation to eliminate in its charter all monetary liability of a director to the corporation or its stockholders for conduct in the performance of such director's duties. However, Texas law does not permit any limitation of the liability of a director for breaching the duty of loyalty to the corporation or its stockholders or an act or omission that was not in good faith that constitutes intentional misconduct or a known violation of law, a transaction from which the director obtains an improper benefit, or a violation of applicable statutes which expressly provide for the liability of a director.  Subject to certain exceptions, Nevada law eliminates all monetary liability of a director or an officer to the corporation and the stockholders except for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or an act constituting a breach of fiduciary duty, unless otherwise set forth in the corporation’s certificate of incorporation.  The Nevada Articles and Texas Certificate contain such a limitation on director liability.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date, entitled to vote and represented at the Annual Meeting, in person or by proxy, will constitute approval of the Reincorporation Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE REINCORPORATION PROPOSAL.

AMENDMENT TO THE CERTIFICATE OF FORMATION TO CHANGE THE NAME OF THE
COMPANY FROM WILSON HOLDINGS, INC. TO GREEN BUILDERS, INC.

(Proposal 3)

The Board of Directors has adopted resolutions approving, declaring advisable and recommending that the Company’s shareholders approve an amendment to the Company’s Certificate of Formation to change its corporate name from “Wilson Holdings, Inc.” to “Green Builders, Inc.” If approved, the change in corporate name will become effective upon the filing of a certificate of amendment to the Company’s Certificate of Formation with the Secretary of State of the State of Texas. The Company currently plans to file the certificate of amendment as soon as reasonably practicable after receiving approval of the amendment from its shareholders.

If this proposal is approved, Article 1 of the Company’s Certificate of Formation, as amended, will be amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Green Builders, Inc. (hereinafter referred to as the “Corporation”).

Purpose and Rationale for the Proposed Amendment

The Board is recommending the approval of the Company’s name change to reflect the Company’s commitment to green homebuilding and to change the Company’s name to the name of its homebuilding subsidiary, Green Builders, Inc.  The Board believes that changing the Company’s name to reflect the name of one of its primary subsidies and the subsidiary which is engaged in the Company’s homebuilding activities will further promote the national awareness of the Company in the minds of consumers, vendors, shareholders and the investment community.

Effect of the Proposed Amendment

If approved by shareholders, the change in corporate name will not affect the validity or transferability of any existing stock certificates that bear the name “Wilson Holdings, Inc.” If the proposed name change is approved, shareholders with certificated shares should continue to hold their existing stock certificates. The rights of shareholders holding certificated shares under existing stock certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Green Builders, Inc.”

Currently the Company’s stock is quoted on the American Stock Exchange under the symbol “WIH.” If the proposed name change is approved, the stock will trade under a new trading symbol which has not yet been assigned.

If the proposal to change the corporate name is not approved, the proposed amendment to the Company’s Certificate of Formation will not be made and its corporate name will remain unchanged.

Required Approvals

The affirmative vote of the holders of a majority of the total number of shares of common stock outstanding as of the record date will be required to approve this proposal.  Abstentions and broker non-votes will have the same effect as a vote against this proposal.

The Board recommends that you vote FOR the amendment to the Restated Certificate of Incorporation, and your proxy will be so voted unless you specify otherwise.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

(Proposal 4)

The Audit Committee of our Board of Directors appointed the firm of PMB Helin Donovan, LLP, independent auditors, for the fiscal year ending September 30, 2008.  The Audit Committee is asking the shareholders to ratify this appointment.  The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the selection of PMB Helin Donovan, LLP.  PMB Helin Donovan LLP has served in this capacity since 2005.

In the event the shareholders fail to ratify the appointment, our Audit Committee will reconsider its selection.  Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our shareholders.

The Company has invited representatives of PMB Helin Donovan, LLP to participate in the annual meeting of shareholders.

The following is a summary of the fees billed to Wilson Holdings for professional services rendered for the years ended September 30, 2007 and December 31, 2006:

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees	$177,918	131,775
Audit-Related Fees	-	-
Tax Fees	17,170	3,500
All Other Fees	25,910	-
Total Fees	$220,998	135,275

The aggregate fees included in the Audit Fees category are fees billed for the fiscal years for the audit of our annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees for each of the other categories are fees billed in the fiscal years.

Audit Fees.  Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-KSB, for the review of the financial statements included in our Quarterly Reports on Form 10-QSB and registration statement consent procedures. Audit fees in fiscal 2007 consisted of $177,918 and audit fees in 2006 consisted of $131,775, in each case as billed to us by PMB Helin, Donovan, LLP, formerly known as Helin, Donovan, Trubee & Wilkinson LLP.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financials statements that are not already reported under “Audit Fees.”

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services included the preparation of our tax returns and work performed which was related to our change in independent auditors. We had tax fees of approximately $17,170 in fiscal 2007 and $3,500 in 2006.

All Other Fees.  Consists of fees incurred in connection with the preparation and filing of our Registration Statement on Form S-1.  We had other fees of approximately $25,910 in fiscal 2007 and none in 2006.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of PMB Helin Donovan, LLP as independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 30, 2008 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, each of whom is also a nominee for election as a director;

•	each current executive officer named in the summary compensation table in Item 11 of this Annual Report; and

•	all current directors and executive officers as a group.

Shares outstanding is based on 23,135,539 shares of common stock outstanding (shares of common stock subject to options or warrants which are currently exercisable or will become exercisable within 60 days after February 29, 2008 or issuable upon conversion of convertible notes are deemed outstanding for computing the percentage for the person or group holding such shares or warrants, but are not deemed outstanding for computing the percentage for any other person or group).  We also currently have outstanding options to purchase 1,835,000 shares of common stock, warrants to purchase 1,143,125 shares of our common stock at an exercise price of $2.00 per share, and convertible promissory notes which can be converted into 8,250,000 shares of our common stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Name	Shares Owned	Percent of Class
Directors and Executive Officers
Clark N. Wilson (1)	13,699,888	58.6%
Victor Ayad (2)	120,000	*
Jay Gouline (3)	50,000	*
Sidney Christopher Ney (3)	160,000	*
Barry Williamson (3)	160,000	*
Cindy Hammes (3)	100,000	*
David Goodrum (3)	200,000	*
Current Directors and Officers as a Group (7 persons)	14,489,888	60.2
Other 5% Shareholders
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE (4)	4,145,213	17.2
Grandview LLC (5)	1,946,875	7.7
Harbert Management Corporation (6)	2,300,000	9.9
LC Capital Master Fund (7)	2,517,170	9.8%
*Less than 1%.

Notes Regarding Beneficial Ownership Table:

The address for all officers and directors is c/o Wilson Holdings, Inc., 8121 Bee Caves Road, Austin, Texas  78746.

(1) Includes 12,460,826 shares held directly by Mr. Wilson, 100,000 shares issuable upon exercise of stock options, 125,000 shares issuable upon the conversion of convertible promissory notes, and 14,062 shares issuable upon the exercise of warrants. Also includes 1,000,000 shares held by certain trusts for the benefit of Mr. Wilson’s minor children. Mr. Wilson does not have voting or dispositive power over the shares held by such trusts and Mr. Wilson disclaims beneficial ownership of such shares.

(2) 40,000 shares listed as owned are issuable upon exercise of stock options.
(3) All shares listed as owned are issuable upon exercise of stock options.
(4) Includes 900,000 shares issuable upon conversion of convertible promissory notes and 101,250 shares issuable upon the exercise of warrants.  The mailing address of Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE is 8226 Bee Caves Road, Austin, TX 78746.
(5) Share ownership pursuant to Schedule 13D/A filed October 3, 2006. All shares listed as owned are issuable upon conversion of convertible promissory notes and the exercise of warrants.  The mailing address of Grandview LLC is 666 Fifth Avenue, 8th Floor, New York, NY 10103.
(6) Share ownership pursuant to Schedule 13G filed June 4, 2007.  Each of Harbert Management Corporation, Philip Falcone, Raymond J. Harbert, and Michael D. Luce reported shared voting and dispositive power over the shares; each specifically disclaimed beneficial ownership in such shares, except to the extent of their pecuniary interest therein.  The mailing address of Harbert Management Corporation is One Riverchase Parkway South, Birmingham, Alabama 35244.
(7) Share ownership pursuant to Schedule 13D filed November 14, 2006. All shares listed as owned are issuable upon conversion of convertible promissory notes and the exercise of warrants. Pursuant to certain contractual agreements between LC Capital Master Fund and us, LC Capital Master Fund may only elect to convert that number of shares issuable upon conversion of its convertible promissory notes or exercise that number of shares issuable upon exercise of its warrants equal to 9.9% of our outstanding common stock. Absent such contractual agreements, LC Capital Master Fund would be deemed to beneficially own 4,171,875 shares of common stock, all of which would be issuable upon conversion of convertible promissory notes or exercise of warrants.  The mailing address of LC Capital Master Fund is 680 Fifth Avenue, Suite 1202, New York, NY 10019.

Certain Relationships and Related Transactions

Prior to becoming our Chief Financial Officer, Arun Khurana provided his services and the services of other professionals to us through the consulting firm of Izon Consulting LLC (aka Khurana LLC). Izon Consulting LLC received payments of approximately $66,000, $264,000, and $87,588 for the years ended 2005, 2006 and 2007, respectively. The services provided included SEC and financial statement document preparation, and various accounting and consulting projects. Donald Turner, a partner in Izon Consulting LLC and a former consultant to us, also provided services during the same periods and was compensated out of the amounts paid to Izon Consulting LLC.

Employment Agreements with Executive Officers

On February 14, 2007, we entered into an employment agreement with Clark N. Wilson, our President and Chief Executive Officer. In the event of the involuntary termination of Mr. Wilson’s service with us, the agreement provides for monthly payments equal to Mr. Wilson’s monthly salary payments to continue for 12 months. The agreement contains a provision whereby Mr. Wilson is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which we are conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction.

On September 18, 2007, we entered into a Consulting Agreement with Arun Khurana, our Vice President and Chief Financial Officer, pursuant to which Mr. Khurana will transition from his position as an executive officer of the Company into a consulting role, beginning on the date we filed our Annual Report on Form 10-KSB for the transition period ending September 30, 2007 (December 31, 2007) and ending on October 31, 2008 (the “Consulting Term”).  Mr. Khurana agreed to  remain as our Vice President and Chief Financial Officer, and principal financial officer, until the beginning of the Consulting Term. Pursuant to the Consulting Agreement, during the Consulting Term Mr. Khurana will (i) review and provide comments on our periodic filings with the Securities and Exchange Commission, (ii) advise us on our Sarbanes-Oxley Act compliance and implementation efforts,  (iii) advise us regarding financing and joint venture matters, and (iv) transition his responsibilities to the principal financial officer.  During the Consulting Period, Mr. Khurana will receive a consulting fee of $11,500 per month and all unvested options to purchase our common stock will vest in full.

Consulting Arrangement with Audrey Wilson

In March 2007, we entered into a consulting agreement with Audrey Wilson, the wife of Clark N. Wilson, our President and Chief Executive Officer. Pursuant to the consulting agreement, we agreed to pay Ms. Wilson $10,000 per month for a maximum of 6 months. Ms. Wilson agreed to devote at least twenty-five hours per week assisting us with the following activities: (i) the establishment of “back-office” processes for homebuilding activities, including procurement, sales and marketing and other related activities, and (ii) developing our marketing strategy for marketing and sale of land to homebuilders. We believe that the services Ms. Wilson provided to us were provided at fair market value.  As of July 2007, Ms. Wilson continues to provide consulting services to us at no cost to us.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, the Audit Committee Report is not to be incorporated by reference into any such prior filings, nor shall such report be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of a registered class of the Company’s equity securities are required to report their ownership of the Company’s common stock and other equity securities and any changes in that ownership to the SEC.  Based solely upon a review of forms received by us and written representations of the reporting persons, we believe that all filing requirements applicable to the Company’s officers, directors and greater than 10% shareholders have been met for the fiscal year ended September 30, 2007.

2007 ANNUAL REPORT

We filed an annual report on Form 10 KSB with the Securities and Exchange Commission on December 31, 2007.  Shareholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 8121 Bee Caves Road, Austin, Texas 78746.

THE BOARD OF DIRECTORS OF WILSON HOLDINGS, INC.

March 5, 2008

Exhibit A

PLAN OF CONVERSION

FOR

WILSON HOLDINGS, INC.

THIS PLAN OF CONVERSION (the “Plan”) is entered into effective [_____________, 2008] by Wilson Holdings, Inc., a Nevada corporation (the “NV Corporation”), which is converting to a corporation under the laws of the state of Texas.

1.            The name of the converting entity is “Wilson Holdings, Inc.,” a Nevada corporation.  The name of the converted entity is “Wilson Holdings, Inc.,” a Texas corporation.  The NV Corporation hereby adopts this Plan in order to convert to Wilson Holdings, Inc., a Texas corporation (the “TX Corporation”).

2.            By the conversion, the NV Corporation will be continuing its existence in the form of a Texas Corporation.

3.            Shares of the NV Corporation will be converted into shares of the TX Corporation as follows:

a.	Each share in the NV Corporation will be exchanged for one share in the TX Corporation.

b.	There will be no change in ownership or control as a result of the conversion.

c.	Shares held in the NV Corporation will maintain all rights, preferences and privileges as a result of the conversion.

4.            The Certificate of Formation of the TX Corporation is attached as Exhibit “A” to this Plan.

5.            The address of the TX Corporation will not change from the current address of the NV Corporation, such address being 8121 Bee Caves Rd., Austin, TX 78746.

6.            The conversion will become effective upon the last to occur of (a) compliance by the TX Corporation with all the jurisdictional requirements for organizing and registering a Texas corporation and (b) the filing of the Certificate of Conversion with the Texas Secretary of State.

IN WITNESS WHEREOF, this Plan of Conversion has been duly executed by the NV Corporation as of the date first written above.

WILSON HOLDINGS, INC., a Nevada Corporation

By:
Name: Clark N. Wilson
Title: President, Chief Executive Officer and Secretary

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Exhibit B

CERTIFICATE OF FORMATION

OF

WILSON HOLDINGS, INC.

The undersigned natural person of the age of at least eighteen years acting as incorporator of a corporation under the Texas Business Organizations Code (“TBOC”) does hereby adopt the following Certificate of Formation for such corporation.  This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

ARTICLE I
NAME

The name of the entity is WILSON HOLDINGS, INC. (the “Corporation”).

ARTICLE II
TYPE OF ENTITY

The type of filing entity being formed is a Texas for-profit corporation.

ARTICLE III
DURATION

The period of its duration is perpetual.

ARTICLE IV
PURPOSE

The purpose for which this Corporation is formed is to engage in any lawful activity and business as from time to time determined by the Board of Directors.

ARTICLE V
INITIAL REGISTERED OFFICE AND AGENT

The street address of the entity’s initial registered office is 8121 Bee Caves Road, Austin, TX 78746, and the name of its initial registered agent at such address is Clark N. Wilson.

ARTICLE VI
ORGANIZER

The name and address of the organizer is:

Brannon F. Andrews
Andrews Kurth LLP
111 Congress, Suite 1700
Austin, TX 78704

ARTICLE VII
AUTHORIZED SHARES

(a)            Authorized Capital Stock. The authorized capital stock of the Corporation consists of One Hundred Ten Million (110,000,000) shares having a par value of one tenth of one cent ($.001) per share, divided into One Hundred Million (100,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock.

(b)            Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”). The Directors’ Resolution as to any series shall (a) designate the series, (b) fix the dividend rate or method of determining the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, and any other conditions to such dividends, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up, or method of determining the same and (d) if the shares of such series may be redeemed, state the price or prices or rate or rates, and adjustments, or method of determining the same, if any, and the time or times, or method of determining the same, and the terms and conditions on which, the shares of such series may be redeemed. The Directors’ Resolution may (a) limit the number of shares of such series that may be issued, (b) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (c) deny or grant voting rights, full or limited, to the holders of shares of such series, (d) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (e) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (f) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be convertible into, or exchangeable for shares of any of the class or classes or of any other series of Preferred Stock or any other class or classes of stock, or the method of determining the same, and (g) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors and any voting power, designation, preference, right, qualification, limitation or restriction on the Preferred Stock, and any rate, condition or time for payment of dividends of the Preferred Stock, may be made dependent upon any fact which may be ascertained outside of these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends, if the manner in which a fact may operate upon the voting power, designation, preference, right, qualification, limitation or restriction, or the rate, condition or time of payment of such dividend, is stated in these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends.

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(c)            Common Stock. Except as otherwise required by law, the Certificate of Formation or as otherwise provided in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(d)            Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution or Resolutions.

(e)            Assessment of Shares. The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Certificate of Formation cannot be amended in this respect.

(f)            Cumulative Voting. Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, cumulative voting by any shareholder is hereby denied.

ARTICLE VIII
GOVERNING BOARD

The members of the governing board of the Corporation are designated as Directors. The members of the Board of Directors will serve until his or her successor or successors are elected and qualified. The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation. Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

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The number of persons constituting the initial board of directors is five (5) and the names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders or until (their) successor(s) are elected and qualified are:

Name	Address
Clark N. Wilson	c/o Green Builders, Inc. 8121 Bee Caves Road Austin, TX 78746
Victor Ayad
Jay Gouline
Sidney Christopher Ney
Barry Williamson

ARTICLE IX
SALE OF CORPORATION’S ASSETS

The Corporation may sell, lease or exchange all of the Corporation’s property and assets, including the Corporation’s good will and corporate franchises, upon the affirmative vote of a majority of the Board of Directors and no vote of the shareholders shall be required.

ARTICLE X
MEETINGS OF SHAREHOLDERS

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws.  Special meetings may only be called by the Corporation’s President or a majority of the Board of Directors or by the holders of at least fifty percent of the number of shares entitled to vote at such meeting.

ARTICLE XI
LIMITATION OF LIABILITY OF GOVERNING PERSONS

To the fullest extent permitted by applicable law, a governing person of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in such governing person’s capacity as a director.  This Article XI does not eliminate or limit the liability of a governing person to the extent such governing person is found liable under applicable law for (i) a breach of such governing person’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that (A) constitutes a breach of the duty of loyalty of the governing person to the organization, or (B) involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the governing person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act or omission for which the liability of a person is expressly provided for by statute.  If the Texas Business Organizations Code or any other statute is amended subsequently to the effective date of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of governing person, then the liability of a governing person of the Corporation shall be eliminated or limited to the full extent permitted by such statute, as so amended.

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Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a governing person of the Corporation existing at the time of such repeal or modification.

ARTICLE XII
INDEMNIFICATION

(a)            The Corporation shall indemnify and hold harmless its officers and directors (each, an “Indemnified Person”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, the Indemnified Person may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Corporation regardless of whether the Indemnified Person continues to be a director or officer at the time any such liability or expense is paid or incurred.  The indemnification provided in this Article XII may not be made to or on behalf of any director or officer if a final adjudication establishes that the Indemnified Person’s acts or omissions constituted willful or intentional misconduct, a breach of the duty of loyalty to the corporation, or the commission of an act or omission of an act not done in good faith.

(b)            Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnified Person in defending any claim, demand, action, suit, or proceeding subject to this Article XII shall, from time to time, upon request by this Indemnified Person, be advanced by the Corporation prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Corporation if (i) a written affirmation by such Indemnified Person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification under this Article XII, and (ii) a written undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction that such indemnified person is not entitled to be indemnified as authorized by this Article XII or otherwise.

(c)            Any indemnification hereunder shall be satisfied only out of the assets of the Corporation, and the shareholders shall not be subject to personal liability by reason of these indemnification provisions.

(d)            An Indemnified Person shall not be denied indemnification in whole or in part under this Article XII or otherwise by reason of the fact that the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Certificate of Formation.

(e)            The provisions of this Article XII are for the benefit of the Indemnified Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person(s) or entity(ies).

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ARTICLE XIII
AMENDMENT OR REPEAL

The Corporation reserves the right to amend, alter, change or repeal any provisions of this Certificate of Formation in the manner now or hereafter prescribed by statute and all rights, except to the extent specifically provided for in Article XI above, conferred by this Certificate are granted subject to this reservation.

ARTICLE XIV
SHAREHOLDER VOTING

(a)            With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the TBCA, including, but not limited to, the amendment of this Certificate of Formation pursuant to Article 4.02 of the TBCA, the approval of any action or plan of merger or exchange pursuant to Article 5.03 of the TBCA or the disposition of assets requiring special authorization of shareholders pursuant to Article 5.10 of the TBCA, the approval of those matters shall be the affirmative vote of the majority of the shares entitled to vote on those matters, rather than the affirmative vote otherwise required by the TBCA.

(b)            With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares of any class or series is required by the TBCA, including, but not limited to, those matters identified in paragraph (a) of this Article XIV, the approval of those matters shall be the affirmative vote of the holders of a majority of the shares of that class or series, rather than the affirmative vote of that class or series otherwise required by the TBCA.

(c)            If the TBCA or any other applicable law is amended or adopted with respect to a matter requiring the affirmative vote of the holders of a specified portion of the shares entitled to vote on that matter, then this Article XIV shall also require a vote of a majority of the holders of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required.

ARTICLE XV
MORATORIUM ON CERTAIN BUSINESS COMBINATIONS

The Corporation shall not be subject to Section 21.606 of the TBCA (“Three Year Moratorium on Certain Business Combinations”).

ARTICLE XVI
CREATION PURSUANT TO CONVERSION

The Corporation was incorporated pursuant to a plan of conversion whereby Wilson Holdings, Inc., a Nevada corporation (the “converting entity”), was converting into Wilson Holdings, Inc., a Texas corporation (the “converted entity”).  The converting entity was incorporated in Nevada on _________________, ______.  The address of the converting entity is 8121 Bee Caves Road, Austin, TX 78746, which remained the address of the converted entity.

Dated as of the ___ day of ________________, 2008.

WILSON HOLDINGS, INC., a Nevada Corporation

By:
Name: Clark N. Wilson
Title: President, Chief Executive Officer and Secretary

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